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             ASSET PURCHASE AND SUPPLY AGREEMENT

                         dated as of

                       August 4, 1994

                            among

              WESTERN PUBLISHING COMPANY, INC.,

              WESTERN PUBLISHING (CANADA), LTD.

                             and

                        HASBRO, INC.

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                        TABLE OF CONTENTS

Section                                                      Page
- -------                                                      ----
                           ARTICLE I.

                           DEFINITIONS

     SECTION 1.01. . . . . . . . . . . . . . . . . . . . . . .  1

                           ARTICLE II.

                  PURCHASE, SALE AND ASSUMPTION

     SECTION 2.01  Purchase and Sale of Purchased Assets . . .  2
     SECTION 2.02  Assumption of Liabilities . . . . . . . . .  4
     SECTION 2.03  Non-Assumption of Other Liabilities . . . .  5
     SECTION 2.04  Purchase Price and Payment. . . . . . . . .  7
     SECTION 2.05  Purchaser's Option With Respect to
                    Undelivered Assets . . . . . . . . . . . .  8

                          ARTICLE III.

                             CLOSING

     SECTION 3.01  Date and Place. . . . . . . . . . . . . . .  8
     SECTION 3.02  Deliveries by Sellers at Closing. . . . . .  8
     SECTION 3.03  Post-Closing Deliveries by Sellers. . . . .  9
     SECTION 3.04  Deliveries by Purchaser at Closing. . . . .  9

                           ARTICLE IV.

            REPRESENTATIONS AND WARRANTIES OF SELLERS


     SECTION 4.01  Corporate Existence and Authority;
                    Authorization; Absence of Conflict . . . . 10
     SECTION 4.02  Patents, Trademarks and Other Rights. . . . 11
     SECTION 4.03  Molds . . . . . . . . . . . . . . . . . . . 12
     SECTION 4.04  Purchased Assets Not in the Possession of
                    Seller . . . . . . . . . . . . . . . . . . 12
     SECTION 4.05  Assigned Contracts. . . . . . . . . . . . . 12
     SECTION 4.06  Legal Proceedings . . . . . . . . . . . . . 13
     SECTION 4.07  Compliance with Law . . . . . . . . . . . . 14
     SECTION 4.08  Compliance with Bulk Sales Laws . . . . . . 14
     SECTION 4.09  Disclosure; Representations and
                    Warranties . . . . . . . . . . . . . . . . 14
     SECTION 4.10  Finders or Brokers. . . . . . . . . . . . . 15
     SECTION 4.11  Accuracy of Sales Reports . . . . . . . . . 15

                           ARTICLE V.

           REPRESENTATIONS AND WARRANTIES OF PURCHASER

     SECTION 5.01  Corporate Existence; Authority. . . . . . . 15
     SECTION 5.02  Authorization; Absence of Conflict. . . . . 15
     SECTION 5.03  Finders or Brokers. . . . . . . . . . . . . 16
     SECTION 5.04  Adequacy of Resources . . . . . . . . . . . 16

                           ARTICLE VI.

           CERTAIN COVENANTS OF SELLERS AND PURCHASER

     SECTION 6.01  Access and Information. . . . . . . . . . . 16
     SECTION 6.02  Conduct Pending Closing; Certain
                    Covenants of Sellers . . . . . . . . . . . 16
     SECTION 6.03  Confidentiality . . . . . . . . . . . . . . 17
     SECTION 6.04  H-S-R Act . . . . . . . . . . . . . . . . . 18
     SECTION 6.05  Updating Representations and Warranties . . 18
     SECTION 6.06  Preservation of Rights and Commitments. . . 18
     SECTION 6.07  Pre-Closing Covenants of Purchaser. . . . . 18
     SECTION 6.08  Maintenance of Records. . . . . . . . . . . 19
     SECTION 6.09  Product Returns . . . . . . . . . . . . . . 20
     SECTION 6.10  Post-Closing Obligations. . . . . . . . . . 20
     SECTION 6.11  Tax Matters . . . . . . . . . . . . . . . . 20
     SECTION 6.12  Certain Obligations Relating to
                    Inventory, Molds and Other Items . . . . . 21
     SECTION 6.13  Delivery of Purchased Product Records . . . 22
     SECTION 6.14  Delivery of the Inventory . . . . . . . . . 22
     SECTION 6.15  Purchaser's Rights with Respect to
                    Undelivered Assets . . . . . . . . . . . . 22
     SECTION 6.16  Further Assurances. . . . . . . . . . . . . 25

                          ARTICLE VII.

               MANUFACTURING AND SUPPLY AGREEMENT

     SECTION 7.01  Agreement to Manufacture and Supply . . . . 26
     SECTION 7.02  Order . . . . . . . . . . . . . . . . . . . 26

     SECTION 7.03  Prices of Manufactured Products . . . . . . 26
     SECTION 7.04  Purchaser's Instructions. . . . . . . . . . 26
     SECTION 7.05  Payment for Purchased Products;
                    Reconciliation . . . . . . . . . . . . . . 27
     SECTION 7.06  Risk of Loss. . . . . . . . . . . . . . . . 28
     SECTION 7.07  Conduct Consistent with Past Practice . . . 28
     SECTION 7.08  Handling Charge . . . . . . . . . . . . . . 28
     SECTION 7.09  Representations and Warranties. . . . . . . 28

                          ARTICLE VIII.

                         INDEMNIFICATION

     SECTION 8.01  Indemnification By Sellers. . . . . . . . . 29
     SECTION 8.02  Indemnification by Purchaser. . . . . . . . 31
     SECTION 8.03  Notification; Legal Proceedings . . . . . . 32

                           ARTICLE IX.

                           CONDITIONS

     SECTION 9.01  Conditions to Obligations of Purchaser. . . 34
     SECTION 9.02  Conditions to Obligations of Sellers. . . . 35

                           ARTICLE X.

                    TERMINATION OF AGREEMENT

     SECTION 10.01  Termination. . . . . . . . . . . . . . . . 36
     SECTION 10.02  Effect of Termination. . . . . . . . . . . 36

                           ARTICLE XI.

                          MISCELLANEOUS

     SECTION 11.01  Expenses . . . . . . . . . . . . . . . . . 37
     SECTION 11.02  Notices. . . . . . . . . . . . . . . . . . 37
     SECTION 11.03  Binding Effect; Assignment . . . . . . . . 39
     SECTION 11.04  Amendments . . . . . . . . . . . . . . . . 39
     SECTION 11.05  Counterparts . . . . . . . . . . . . . . . 39
     SECTION 11.06  Entire Agreement . . . . . . . . . . . . . 39
     SECTION 11.07  Headings . . . . . . . . . . . . . . . . . 40
     SECTION 11.08  Joint and Several Obligations. . . . . . . 40
     SECTION 11.09  Governing Law. . . . . . . . . . . . . . . 40

                          SCHEDULES

Schedule 2.01          -   Purchased Products
Schedule 2.01(a)(i)    -   Inventory
Schedule 2.01(a)(ii)   -   Molds
Schedule 2.01(a)(iii)  -   Assigned Rights
Schedule 2.01(a)(iv)   -   Mixed License Agreements
Schedule 2.01(a)(v)    -   Assigned Contracts
Schedule 2.02(i)       -   Assumed Guarantees

Schedule 4.01          -   Required Consents
Schedule 4.03          -   Ownership of Molds
Schedule 4.04          -   Purchased Assets Not in the
                             Possession of Seller
Schedule 4.06          -   Legal Proceedings; Outstanding
                             Judgments, Awards
Schedule 4.07(B)       -   Compliance With Law
Schedule 4.11          -   Sales Reports
Schedule 6.12(b)       -   Destruction of Inventory
Schedule 6.15          -   Current Retained Products
Schedule 7.08          -   Handling Charge
Schedule 9.01(c)       -   Pending Action

                          EXHIBITS

Exhibit A              -   Sellers-to-Purchaser Short-Term
                           Trademark License Agreement
Exhibit B              -   Sellers-to-Purchaser Long-Term
                             License Agreement
Exhibit C              -   Form of Bill of Sale, Assignment
                             and Assumption Agreement
Exhibit D-1            -   Form of Opinion of Purchaser's
                             General Counsel
Exhibit D-2            -   Form of Opinion of Sellers'
                             General Counsel

            ASSET PURCHASE AND SUPPLY AGREEMENT

         THIS ASSET PURCHASE AND SUPPLY AGREEMENT, dated as of August , 1994, between (1) WESTERN PUBLISHING COMPANY,
INC., a Delaware corporation ("Western"), (2) WESTERN
PUBLISHING (CANADA), LTD., an Ontario corporation
(individually, "Seller" and together, "Sellers") and (3)
HASBRO, INC., a Rhode Island corporation ("Purchaser").

                    W I T N E S S E T H:

         WHEREAS, the Golden Games division (the "Division") of Sellers is engaged in, among other things, the business of manufacturing and marketing games and puzzles;

         WHEREAS, Sellers desire to sell, transfer and assign and, in some cases, license certain of the assets of the Division to Purchaser, and Purchaser desires to purchase and/or license such assets pursuant to the terms and conditions hereinafter set forth;

         WHEREAS, Sellers desire to assign to Purchaser and Purchaser agrees to assume certain specified liabilities of Sellers under the Assigned Contracts and the Mixed License
Agreements pursuant to the terms and conditions hereinafter set forth; and

         WHEREAS, Western desires, from and after the Closing Date hereof until November 15, 1994, to continue to manufacture and warehouse certain of the products purchased hereunder and to transfer title to Purchaser of all of the Inventory to be purchased hereunder upon the pickup thereof by common carriers designated by Purchaser.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                         ARTICLE I.

                         DEFINITIONS

         SECTION 1.01  Capitalized terms used herein shall
have the meanings set forth in Annex I hereto.

                         ARTICLE II.

                PURCHASE, SALE AND ASSUMPTION

         SECTION 2.01  Purchase and Sale of Purchased
Assets. (a) Subject to the terms and conditions specified in this Agreement, on the Closing Date and, in the case of the Inventory described in clause (i) below, at the times indicated in Article VII, Purchaser shall purchase from Sellers, and Sellers shall sell, convey, transfer, assign and deliver to Purchaser, free and clear of all Encumbrances, all right, title and interest in and to the following assets and properties of Sellers, whether or not any of the following has any value for accounting purposes (such assets and properties along with all of the rights and interests granted to Purchaser under the agreements described in paragraph (b) of this Section 2.01 are hereinafter collectively referred to as the "Purchased Assets"):

              (i)  the finished goods inventory of Sellers
         that relates to the Purchased Products wherever located and in an amount not less than 90% and not to exceed 110% of the total number of units of each item of inventory set forth on Schedule 2.01(a)(i) (collectively, the "Inventory");

              (ii) all Molds including, without limitation, those Molds set forth on Schedule 2.01(a)(ii);

              (iii)  all of Sellers' right, title and
         interest in the registered and unregistered service marks, trademarks, trade names, tradestyles, patents, copyrights, business logos and product names and logos, trade secrets and other intellectual property rights (including any applications for any of the foregoing and any foreign counterparts of any of the foregoing, but expressly excluding patents, trademarks and any other rights which are licensed to Purchaser pursuant to the agreements set forth in paragraph
         (b) of this Section 2.01), used in the manufacture, assembly, distribution and sale of the Purchased Products including, without limitation, all those set forth on Schedule 2.01(a)(iii), as well as all of Sellers' right, title and interest in all other design, style, appearance and other trademarks or trade dress, trade secrets, confidential information and processes owned by any of Sellers (but expressly excluding patents, trademarks and any other rights which are licensed to Purchaser pursuant to the agreements set forth in paragraph
         (b) of this Section 2.01) and used solely in connection with the manufacture, assembly, distribution or sale of the Purchased Products (collectively, the "Assigned Rights");

              (iv)  all of the rights of Sellers to the
         extent they relate to the Purchased Products under any master, mixed or combined license agreement with third parties, including, without limitation, those license agreements set forth on

         Schedule 2.01(a)(iv) (the "Mixed License
         Agreements");

              (v)  all of the rights of Sellers under any
         other agreements, including license, royalty, distributorship and sublicense agreements with third parties relating to any Purchased Assets, including, without limitation, those license, royalty, distributorship and sublicense agreements set forth on Schedule 2.01(a)(v) (such agreements that are specifically listed on Schedule 2.01(a)(v) are herein collectively referred to as the "Assigned Contracts" and the Assigned Contracts that are license or royalty agreements are herein called the "License Agreements");

              (vi)  all of the operating data, files and
         records (in whatever format or formats such items are kept) in Sellers' possession relating to the Purchased Products including, without limitation, legal records or copies thereof, customer lists, customer service records, accounting records
         (including, without limitation, product sales, royalty and advertising information for each Purchased Product), product listings, mold drawings, product blueprints and specifications, engineering, maintenance, operating and production records relating to the Molds, art work, film separations, mechanicals, advertising materials
         (including, without limitation, commercials, print advertising and market research data relating to the Purchased Products) (the "Purchased Products
         Records"); and

              (vii) Sellers' prepaid expenses and deposits relating to the Purchased Assets, including (A) all claims against third parties (including claims for breach of contract or claims for indemnification) arising from or relating to the Purchased Assets,
         (B) all royalties prepaid and advances paid by any Seller to any licensor under any License Agreement and (C) all royalties prepaid and advances paid to any Seller by any licensee or distributor relating to any Purchased Product, in each case, to the extent that such prepaid expense or deposit remains unused or unrecouped as of the Closing Date.

         (b)  Sellers shall license to Purchaser and
Purchaser shall acquire all of the rights granted by Sellers to Purchaser under (A) the Sellers-to-Purchaser Short-Term Trademark License Agreement attached as Exhibit A hereto,
(B) the Sellers-to-Purchaser Long-Term License Agreement attached as Exhibit B hereto.


         (c) To the extent that the sale, conveyance, transfer or assignment of any agreement, contract or other document or instrument requires the consent of any Person other than Purchaser or a Seller, this Agreement shall not constitute an agreement to effect such sale, conveyance, transfer or assignment if such action would constitute a breach thereof. Sellers and Purchaser shall cooperate reasonably to obtain, on or prior to the Closing Date, all required consents necessary to effect the sales, conveyances, transfers and assignments contemplated hereby.

         SECTION 2.02 Assumption of Liabilities. Subject to the terms and conditions set forth herein, Purchaser agrees that, at the Closing, it will assume and thereafter pay, perform or discharge, as the case may be, the following obligations and liabilities (and only the following obligations and liabilities) to the extent they relate to the Purchased Assets and to the extent the same do not constitute Retained Liabilities (the "Assumed Liabilities"):

              (i)  all obligations and liabilities of
         Sellers under (A) the Assigned Contracts, and (B) the Mixed License Agreements identified on Schedule 2.01(a)(iv) to the extent (and only to the extent) that the obligations and liabilities of Sellers under such Mixed License Agreements relate to the Purchased Products; provided, however, that there shall be excepted from such obligations and liabilities, and Purchaser shall not assume, any liability or obligation of any Seller (A) that arises as a result of a breach by any Seller of any Assigned Contract or any Mixed License Agreement,
         (B) that relates to an obligation, liability, event or circumstance for any period prior to the Closing (including those relating to royalties or other amounts accrued with respect to products sold prior to the Closing, whether payable before or after the Closing), (C) relating to any guarantee payable pursuant to any Assigned Contract or Mixed License Agreement (except for those guarantees specifically listed on Schedule 2.02(i) (the "Assumed Guarantees"), or (D) that arises from or relates to any Product Liability Event relating to product, including the Purchased Products, manufactured or sold by, or on behalf of, any Seller (whether before or after the Closing); and

              (ii) all obligations and liabilities arising out of the ownership, use, operation and sale of the Purchased Assets by Purchaser from and after the Closing Date, including, without limitation, all obligations and liabilities in connection with Product Liability Events occurring after the Closing Date and relating to the Purchased Products that are manufactured and sold by or on behalf of Purchaser after the Closing Date; provided, however, that Purchaser shall not assume and the Assumed Liabilities shall not include any obligation or liability in connection with any Product Liability Event relating to any product (including the Purchased Products) that is manufactured by or on behalf of any Seller and sold to Purchaser whether before or after the Closing Date.

         SECTION 2.03 Non-Assumption of Other Liabilities. Other than the Assumed Liabilities, Purchaser shall not assume and shall in no event be liable for or deemed to have assumed any claims, liabilities, damages, debts or obligations of any Seller, whether accrued, absolute, matured, contingent or otherwise, now existing or hereafter arising (the "Retained Liabilities"). The Retained Liabilities shall include, without limitation, the following:

              (i)  all obligations and liabilities arising
         out of the ownership, use, operation and sale of the Purchased Assets by Sellers prior to the Closing Date, including, without limitation, all obligations and liabilities under the Assigned Contracts and the Mixed License Agreements to the extent relating to any period prior to the Closing, whether or not any claim with respect to any of the foregoing is asserted before or after the Closing;

              (ii)  all obligations and liabilities under
         the Mixed License Agreements for products other than the Purchased Products;

              (iii)  any obligation or liability of any
         Seller with respect to guaranteed royalties or other payments that accrued on or before the Closing Date (other than the Assumed Guarantees) under either the Assigned Contracts or the Mixed
         License Agreements;

              (iv) any Product Liability Event relating to or arising in connection with the design, manufacture, assembly or sale by, or on behalf of, any Seller of any Purchased Product, whether any claim relating thereto arises or is asserted before or after the Closing;

              (v)  any violation of any Requirement of Law
         by any Seller, including any such liability which may arise in connection with agreements, contracts, commitments or orders for the sale of goods or services by any Seller;


              (vi) any Environmental Liability relating to any real or personal property that is or was owned, leased or otherwise used or occupied by any Seller, or relating to the conduct by any Seller of its business or the manufacture, ownership, use or operation of its businesses or assets or properties, except that Purchaser shall be responsible for the proper operation and disposal of any Purchased Assets so as not to give rise to an Environmental Liability;

              (vii) any action, suit or proceeding to which any Seller is a party, or to which any of its assets, properties or business (including the Purchased Assets) is subject, which is (A) instituted on or before the Closing or (B) instituted after the Closing and relates to facts, acts, omissions or circumstances that existed, occurred or arose prior to the Closing (whether or not such action, suit or proceeding is disclosed in any Schedule hereto);

              (viii)  subject to Section 11.01(b) hereof,
         any Taxes incurred by or relating to any Seller whether or not resulting from the transfer and sale of the Purchased Assets to Purchaser hereunder;

              (ix)  any liability, obligation or
         responsibility to any union, bargaining unit, employee, former employee, retiree, consultant, agent or distributor of any Seller, including any compensation or other payments due to any such persons by any Seller by contract or otherwise for any reason including terminations, closure or shutdown of any facility (whether partial or otherwise) or the operations of any Seller whether before or after the Closing Date; and

              (x)  except with respect to the Assigned
         Contracts, any deduction from any receivable taken by any Person as a result of any sales term or commitment of any Seller.

The foregoing clauses (i) through (x) are illustrative of the types of Retained Liabilities described in the first sentence of this Section 2.03, and are not meant to exclude other examples or types of Retained Liabilities. Sellers shall retain all liability with respect to the Retained
Liabilities and shall indemnify Purchaser therefor as provided below in Section 8.01.

         SECTION 2.04  Purchase Price and Payment.  (a)  The
Purchased Assets shall be sold by Sellers and shall be

purchased by Purchaser for an aggregate purchase price equal to the sum of (i) the Closing Payment, (ii) the Inventory Advance, and (iii) any other Inventory payments that are made in accordance with Article VII; provided that the aggregate amount to be paid for Inventory shall not exceed the Inventory Value (the sum of the preceding clauses (i), (ii) and (iii) is hereinafter referred to as the "Purchase Price"). For purposes of this Agreement, "Inventory Value" means the value of the Inventory, calculated by multiplying
(x) the number of units of each item of Inventory that Sellers are assigning and transferring to Purchaser pursuant to this Agreement (provided that the number of units of such item shall be an amount not less than 90% and not to exceed 110% of the number of units for such item set forth on
Schedule 2.01(a)(i)) times (y) the respective Cost Per Unit, and subtracting $1,515,000.00 therefrom.

         (b) The Purchase Price shall be paid by Purchaser to Guarantor or as Guarantor may direct as agent for Sellers as follows:

               (i) on the Closing Date, Purchaser shall pay to Sellers the sum of $88,000,000.00 (the "Closing
         Payment");

              (ii) on the Closing Date, Purchaser shall pay to Sellers $6,598,925.86 (the "Inventory Advance");
         and

             (iii)  Purchaser shall pay any additional
         amounts which may be due for the Inventory that has been accepted by Purchaser's designated common carriers in accordance with the terms of
         Article VII hereof.

         (c) The Closing Payment, the Inventory Advance and the payments for Inventory under Article VII shall be paid by Purchaser to Sellers by wire transfer of immediately available funds to the account or accounts that are designated by Guarantor at least two business days prior to the date such payment is to be made.

         SECTION 2.05 Purchaser's Option With Respect to Undelivered Assets. As additional consideration, Sellers hereby grant to Purchaser an exclusive option (the "Option") to acquire from Sellers after the Closing certain additional assets as provided in Section 6.15.

                        ARTICLE III.

                           CLOSING

         SECTION 3.01  Date and Place.  Subject to the terms
and conditions set forth herein, the closing of the purchase and sale of the Purchased Assets and the related transactions described herein (the "Closing") shall take place at the offices of Whitman Breed Abbott & Morgan, 200
Park Avenue, New York, New York 10166, at 10:00 a.m. on the date hereof, or at such other date, place and time as the parties hereto may agree (the date and time of the Closing being hereinafter called the "Closing Date").

         SECTION 3.02 Deliveries by Sellers at Closing. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser the instruments specified in Section 9.01 and all other documents and instruments necessary or reasonably requested by Purchaser, to transfer to and to vest in Purchaser all of the right, title and interest in and to the Purchased Assets to the extent provided in Section 2.01, and all such documents and instruments shall be in form and substance reasonably satisfactory to Purchaser, including, without limitation:

         (a)  certified resolutions of the Board of
Directors of Sellers and Guarantor which evidence the authority of Sellers and Guarantor to execute and deliver this Agreement and perform their respective obligations hereunder;

         (b) releases by the creditors of Sellers or other holders of Encumbrances of all Encumbrances on the Purchased
Assets;

         (c)  a Bill of Sale, Assignment and Assumption
Agreement transferring to Purchaser all right, title and interest in the Purchased Assets;

         (d) all consents to assignments of Sellers' rights under the Assigned Contracts and all of Sellers' rights under the Mixed License Agreements with respect to the Purchased Products as may be required from appropriate third parties, in each case, in form and substance reasonably satisfactory to Purchaser's counsel;

         (e)  assignments from Sellers assigning to
Purchaser all of Sellers' right, title and interest in trademarks, patents and copyrights in form and substance reasonably satisfactory to Purchaser's counsel;

         (f)  the Sellers-to-Purchaser Short-Term Trademark
License Agreement and the Sellers-to-Purchaser Long-Term
License Agreement, each duly executed by Sellers;

         (g) a schedule setting forth a true, correct and complete statement of the quantities of each type of Purchased Product on hand as of a date not more than ten days prior to the Closing Date (the "Closing Inventory
Estimate"); and


         (h)  such other documents, certificates and
instruments as may be reasonably requested by Purchaser in connection with the transactions contemplated hereby.

         SECTION 3.03  Post-Closing Deliveries by Sellers.

         (a) Sellers shall deliver or cause to be delivered to Purchaser the executed originals of the Assigned
Contracts within five days following the Closing Date.

         (b)  Sellers shall deliver the Purchased Products
Records as reasonably requested by Purchaser and in any event by December 1, 1994.

         (c)  Sellers shall deliver within four days
following the Closing Date a final statement (the "Closing
Inventory Statement") setting forth the amount of each item of Inventory on hand as of the Closing Date, together with a complete listing of the locations thereof.

         (d) Sellers shall deliver promptly following the Closing Date the WP Return List.

         (e) Sellers shall deliver or cause to be delivered to Purchaser all Undelivered Assets as provided in Section
6.15 as well as any documents or instruments necessary or reasonably requested by Purchaser to transfer to and vest in Purchaser all right, title and interest in the Undelivered Assets, and all such documents and instruments shall be in form and substance reasonably satisfactory to Purchaser.

         SECTION 3.04  Deliveries by Purchaser at Closing.
At the Closing, Purchaser shall deliver to Sellers the instruments specified in Section 9.02 and:

         (a) evidence of Purchaser's authority to execute, deliver and perform this Agreement;

         (b)  the Bill of Sale, Assignment and Assumption
Agreement, duly executed by Purchaser;

         (c)  the Sellers-to-Purchaser Short-Term Trademark
License Agreement and the Sellers-to-Purchaser Long-Term
License Agreement, each duly executed by Purchaser; and

         (d)  such other documents, certificates and
instruments as may be reasonably requested by Sellers in connection with the transaction contemplated hereby.

                         ARTICLE IV.

          REPRESENTATIONS AND WARRANTIES OF SELLERS


         In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller, jointly and severally with each other
Seller, represents and warrants as follows in this
Article IV:

         SECTION 4.01  Corporate Existence and Authority;
Authorization; Absence of Conflict. (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other agreements, documents and instruments to be delivered by it in connection herewith.

         (b) The execution, delivery and performance by each Seller of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Seller and do not violate, conflict with, contravene or constitute (with or without notice or lapse of time or both) a default under any provision of its certificate of incorporation or by-laws, any applicable law or regulation or any judgment, order, decree, permit or other Requirement of Law that is binding upon it or any of its properties.

         (c) Except as set forth on Schedule 4.01, the execution, delivery and performance by each Seller of this Agreement and consummation of the transactions contemplated hereby (including the purchase and sale of the Purchased
Assets) does not violate or conflict with and will not result in a breach of any agreement that is binding on any Seller or to which any Seller may be party or be bound and that relates to or affects any Purchased Asset or the transactions contemplated hereby. Schedule 4.01 sets forth a complete list of all Required Consents.

         (d) Except for applicable requirements of the H-S-R Act which have already been fulfilled, and except for notices already given, the execution, delivery and performance by each Seller of this Agreement requires no action by, or with respect to, or filing with, or notice to, any governmental body, agency or official.

         (e)  This Agreement is a valid and binding
agreement of each Seller, enforceable against such Seller in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) equitable principles of general applicability.

         SECTION 4.02  Patents, Trademarks and Other Rights.


         (a) The manufacture and sale of the Purchased Products within the last ten (10) years, has not infringed upon or violated the patents, trademarks, trade names, service marks, trade secrets, copyrights or other intellectual property rights (collectively, "Intellectual Property Rights") of any Person. There is no claim or demand of any Person pending, or to the knowledge of Sellers threatened, which challenges the right of any Seller to use the Assigned Rights or rights granted to any Seller under the Assigned Contracts or the Mixed License Agreements (to the extent they relate to the Purchased Products) or rights granted under the Sellers-to-Purchaser Short-Term Trademark License Agreement and the Sellers-to-Purchaser Long-Term License Agreement or charges that any of Purchased Assets or the manufacture, marketing or sale of the Purchased Products infringes upon the Intellectual Property Rights of others and no basis exists for any such claim or demand.

         (b) None of the Assigned Rights or rights granted by the Assigned Contracts or the Mixed License Agreements
(to the extent relating to the Purchased Products), or the Sellers-to-Purchaser Short-Term Trademark License Agreement or the Sellers-to-Purchaser Long-Term License Agreement are being infringed by others.

         (c) The rights of Sellers to the Assigned Rights, the Assigned Contracts and the Mixed License Agreements (to the extent relating to the Purchased Products), together with rights granted by Sellers under the Sellers-to-
Purchaser Short-Term Trademark License Agreement and the
Sellers-to-Purchaser Long-Term License Agreement constitute all Intellectual Property Rights necessary to manufacture, sell and distribute the Purchased Products and to own and operate the Purchased Assets as now owned and operated.

         SECTION 4.03 Molds. On the Closing Date, the Molds shall be in good and working condition, reasonable wear and tear excepted, and suitable and usable in the ordinary course of business for the purpose for which intended. To the best of Sellers' knowledge, the condition of each Mold in Sellers' possession is of sufficient quality to produce those Purchased Products specified on Schedule
2.01 on a basis equal to or in excess of Sellers' quality control standards in effect as of April 7, 1994. No molds, tools or dies (and, to the best of Sellers' knowledge, jigs, assembly, line and test fixtures other than equipment which is commonly considered to be part of a general assembly line used to manufacture games and puzzles) which are dedicated only to the manufacture and assembly of the Purchased Products are owned by any Person other than Sellers except as otherwise set forth in Schedule 4.03. All film, artwork and color reproductions used in the production of the Purchased Products are either owned by Sellers or licensed by Sellers under one or more of the documents described on
Schedule 2.01(a)(iv) or Schedule 2.01(a)(v). The Molds and the items referred to in the two preceding sentences constitute all of the molds, tools, dies and film, artwork and color reproductions (including jigs, assembly, line and test fixtures other than equipment which is commonly considered to be part of a general assembly line used to manufacture games and puzzles) which are dedicated only to the manufacture and assembly of the Purchased Products.

         SECTION 4.04  Purchased Assets Not in the
Possession of Seller.   Schedule 4.04 also sets forth a
complete list of all Inventory and Molds which are in the possession of any vendors, suppliers, employees and other Persons other than a Seller. Schedule 4.04 also includes an accurate description of any such Inventory and Molds sufficient to identify such Purchased Assets to Purchaser, the names, addresses and telephone numbers of the Persons in possession of any such Inventory and Molds, the addresses where any such Inventory and Molds are located and any consents required by any such Person for the transfer of any such Inventory and Molds.

         SECTION 4.05  Assigned Contracts.  (a)  Sellers
have delivered to Purchaser true and complete copies of all Assigned Contracts (including all License Agreements) and
Mixed License Agreements now in effect and all amendments and other agreements relating thereto. No default, alleged default or anticipatory breach exists on the part of any Seller or, to the best knowledge of any Seller, on the part of any other party, under any Assigned Contract, and there are no material agreements of the parties relating to any Assigned Contract that has not been disclosed to Purchaser.
No Seller is a party to any written or oral contract or commitment which could materially adversely affect the Purchased Assets or the manufacture and sale of the Purchased Products.

         (b)  There is no agreement, understanding,
commitment or other arrangement relating to the Purchased Assets or the manufacture and sale of the Purchased Products which is material to the Purchased Assets or the manufacture and sale of the Purchased Products, other than the Assigned Contracts, the Mixed License Agreements, the Sellers-to-Purchaser Short-Term Trademark License Agreement and the Sellers-to-Purchaser Long-Term License Agreement.

         SECTION 4.06 Legal Proceedings. (a) Except as set forth on Schedule 4.06, there is no claim, action, suit, inquiry, investigation or proceeding pending or, to any Seller's knowledge, threatened, against any Seller or any affiliate of any Seller before any court or governmental body, United States or foreign authority, which (i) could create a claim or Encumbrance on any Purchased Asset or could constitute a liability of Purchaser after the Closing Date or (ii) separately or in the aggregate, could have a material adverse effect on the Purchased Assets or the ownership, use, control, operation or sale of any of the Purchased Assets by Purchaser for their intended purposes or
(iii), if adversely determined, would have a material adverse effect on or otherwise impair any Seller's ability to perform its obligations under this Agreement. Except as set forth on Schedule 4.06, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against, or settlement agreements by, any Seller and relating to, or affecting the ownership, use, operation or sale of, any Purchased Asset.

         (b)  Without limiting the generality of the
foregoing, no Seller has received notice or is otherwise aware of any claim, action, suit or proceeding relating to any Product Liability Event. Except as set forth on
Schedule 4.06, there is no claim, suit, action, or proceeding by any Person that alleges the breach by any Seller of any Assigned Contract or any Mixed License Agreement to the extent relating to the Purchased Products, and there is no request by any Person to renegotiate any term of any Assigned Contract or any Mixed License Agreement. There is no claim, suit, action or proceeding by any Seller against any Person relating to or arising in connection with any Assigned Contract, any Mixed License Agreement, or any of the Purchased Assets.

         SECTION 4.07 Compliance with Law. (a) Except as set forth on Schedule 4.07(B), each Seller is in compliance with all Requirements of Law applicable to the ownership, use, operation or sale of the Purchased Assets and the manufacture, marketing and sale of the Purchased Products, including laws, rules and regulations relating to the protection of the environment or to health and safety, except to the extent that any failure to so comply, individually and in the aggregate, does not and will not have a material adverse effect on the Purchased Assets or the manufacture and sale of the Purchased Products. No Seller has received any notice of violation (and there is no pending audit, investigation or other review by governmental authorities to determine the existence of any violation) of applicable laws or governmental regulations which would have an adverse effect on the manufacture, sale, use, operation or control of the Purchased Assets for their intended purposes.

         (b) Sellers have furnished to Purchaser copies of all letters listed in Schedule 4.07(B) and such letters constitute all of the letters from the Consumer Products Safety Commission (the "CPSC") to any Seller within the last ten (10) years relating to the Purchased Assets or the manufacture and sale of the Purchased Products. Neither the CPSC nor any other governmental body or authority has made any, and no Seller knows of any basis for any, determination to recall, or other adverse determination with respect to, any Purchased Product and there is no design, manufacturing or other defect in any of the Purchased Products or the Purchased Assets that could result in any material liability to Sellers or, after the Closing, the Purchaser.

          SECTION 4.08  Compliance with Bulk Sales Laws.
The sale, transfer and assignment by Sellers to Purchaser hereunder and the consummation of the other transactions contemplated hereby do not constitute a "bulk sale" for purposes of Article VI of the Uniform Commercial Code (the
"Bulk Sales Laws") by any Seller, and it is not necessary under the laws of any jurisdiction that any Seller comply with the Bulk Sales Laws of such jurisdiction.

         SECTION 4.09 Disclosure; Representations and Warranties. Sellers' responses to Purchaser's requests for information, documents, contracts and records of Sellers relating to the Purchased Assets were, at the times such responses were made, true and complete to the best of Sellers' knowledge. Neither this Agreement, including any Schedule or Exhibit hereto, nor any statement, certificate, writing or document furnished to Purchaser by a Seller under this Agreement contains, as of the dates of such documents, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading. Except as set forth in this Agreement or in a Schedule hereto, no fact with respect to the Purchased Assets is known to any Seller which materially and adversely affects the Purchased Assets or the manufacture and sale of the Purchased Products in the aggregate.

         SECTION 4.10  Finders or Brokers.  No Seller has
utilized the services of any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement or upon consummation of the transactions contemplated hereby.

         SECTION 4.11  Accuracy of Sales Reports.  The sales
reports of Sellers set forth in Schedule 4.11 are true and complete in all respects.

                         ARTICLE V.

         REPRESENTATIONS AND WARRANTIES OF PURCHASER

         In order to induce Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants as follows in this

Article V:

         SECTION 5.01 Corporate Existence; Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other agreements, documents and instruments to be delivered by it in connection herewith.

         SECTION 5.02 Authorization; Absence of Conflict. The execution, delivery and performance of this Agreement by Purchaser and consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser, and do not and will not contravene or constitute a default under any provision of the charter documents or by-laws of Purchaser or of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or its properties. Except for applicable requirements of the H-S-R Act which have already been fulfilled, the execution, delivery and performance by Purchaser of this Agreement require no action by, or filing with, or notice to, any governmental body, agency or official. This Agreement constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (b) equitable principles of general applicability.

         SECTION 5.03  Finders or Brokers.  Purchaser has
not utilized the services of any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement or upon consummation of the transactions contemplated hereby.

         SECTION 5.04  Adequacy of Resources.  As of the
Closing Date, Purchaser will have funds and access to lines of credit or other sources of funds which, in the aggregate, will be adequate to enable Purchaser to perform its obligations under this Agreement.

                         ARTICLE VI.

         CERTAIN COVENANTS OF SELLERS AND PURCHASER

         SECTION 6.01 Access and Information. Each Seller will afford Purchaser and its accountants, counsel and other representatives and financing institutions access to all of the Purchased Assets at each of the locations where the Purchased Assets are situated and all of Sellers' business records relating thereto, upon reasonable notice during normal business hours throughout the period from the date hereof until the Closing, and during such period, Seller will (or will cause its representatives to) furnish to Purchaser and its accountants, counsel, other represent-atives and financing institutions all such other information concerning the Purchased Assets as Purchaser may reasonably request.

         SECTION 6.02  Conduct Pending Closing; Certain
Covenants of Sellers. Each Seller covenants and agrees that, prior to the earlier of the Closing or termination of this Agreement, except as otherwise agreed to in writing by Purchaser or otherwise expressly contemplated by this
Agreement:

               (i)  Each Seller will maintain, preserve and
         insure the Purchased Assets in a manner consistent with such Seller's past practices and, subject to the other provisions of this Agreement, use its best efforts to maintain existing customer and distribution relationships concerning such
         Purchased Assets;

              (ii)  Each Seller shall conduct its business
         operations that involve the Purchased Assets only in the ordinary course;

             (iii)  Sellers shall not enter into, amend, or
         undertake any contract or obligation concerning or affecting the Purchased Assets without the prior consent of Purchaser;

              (iv) from the date hereof through the Closing Date, Sellers shall notify Purchaser promptly of
         (A) any action or proceeding pending or threatened against any Seller which could impair its ability to perform its obligations under this Agreement or could affect the Purchased Assets or the manufacture and sale of the Purchased Products and
         (B) any requests for additional information or documentary materials by any governmental or regulatory body in connection with the transactions contemplated hereby;

               (v)  No Seller shall obtain a refund or
         repayment of any prepayments, advances or deposits made by it relating to the Purchased Assets or the manufacture and sale of Purchased Products nor shall any Seller refund or repay any prepayments, advances or deposits made to it relating to the Purchased Assets or the manufacture and sale of the Purchased Products; and


              (vi) Each Seller will use its best efforts to assure that all Closing conditions to be satisfied by it are satisfied as expeditiously as possible.

         SECTION 6.03 Confidentiality. Purchaser and Sellers hereby acknowledge and agree that the certain letter agreement between Guarantor and Purchaser dated December 6, 1993 (the "Confidentiality Agreement") is currently in effect and the provisions of such Confidentiality Agreement shall continue to be in effect and govern the treatment of confidential information following the Closing. Sellers agree to be bound by the Confidentiality Agreement and the obligations of Guarantor under the Confidentiality Agreement shall be the obligations of Sellers. Sellers further agree not to (i) divulge, publish or otherwise reveal to any person, firm, corporation or other entity for any reason or purpose whatsoever, any confidential information related to the Purchased Assets (including the Purchased Products Records) or the manufacture and sale of the Purchased Products as of the Closing Date; or (ii) interfere with, disrupt or attempt to disrupt any past, present or prospective contractual or other relationship between Purchaser and any of the customers, suppliers, or employees of Purchaser, as the same relate to the Purchased Assets and/or the manufacture and sale of the Purchased Products.

         SECTION 6.04  H-S-R Act.  Purchaser and Sellers
have each filed a Notification and Report Form pursuant to the H-S-R Act with respect to the acquisition of the Purchased Assets by Purchaser, with the Antitrust Division of the Department of Justice and the Bureau of Competition of the Federal Trade Commission and the waiting period thereunder has expired.

         SECTION 6.05  Updating Representations and
Warranties. Between the date of this Agreement and the Closing Date:

         (a) Sellers shall notify Purchaser promptly of any state of facts, event, circumstance, action or proceeding that would have been required to be disclosed in a Schedule hereto or would have been an exception to a representation or warranty of Sellers herein if it occurred or existed prior to the date hereof, or would otherwise result in the inaccuracy of any representation or the breach of any warranty; and any such notice shall describe such inaccuracy, state of facts, event, circumstance, action or proceeding in reasonable detail; and

         (b) Purchaser shall notify Sellers promptly of any state of facts, event, circumstance, action or proceeding that would have been required to be disclosed in a Schedule hereto or would have been an exception to a representation or warranty of Purchaser herein if it occurred or existed prior to the date hereof, or would otherwise result in the inaccuracy of any representation or the breach of any warranty; and any such notice shall describe such inaccuracy, state of facts, event, circumstance, action or proceeding in reasonable detail.

         SECTION 6.06  Preservation of Rights and
Commitments. From the date hereof through the Closing Date, Sellers shall not permit, through action or inaction, any ownership or other rights in or to the Purchased Assets to lapse or become void or unenforceable, if such lapse, voidability or unenforceability of such rights would have a material adverse effect on the Purchased Assets, on Purchaser's right or ability to own, use, operate or sell any Purchased Asset or Purchaser's ability to use or operate the Purchased Assets substantially in the same manner as heretofore conducted by Sellers.

         SECTION 6.07  Pre-Closing Covenants of Purchaser.
Purchaser agrees to:

         (a) use its best efforts to obtain, prior to the Closing Date, all consents, approvals and authorizations required to be obtained by Purchaser for the consummation of the transactions contemplated by this Agreement; and

         (b)  use its best efforts to assure that all
Closing conditions to be satisfied by Purchaser are satisfied as expeditiously as possible.

         SECTION 6.08 Maintenance of Records. (a) Sellers shall be entitled to make and keep copies of Purchased Products Records, and any records delivered pursuant to the Option, prior to their delivery to Purchaser hereunder. Purchaser shall keep and maintain all Purchased Products Records and any other records which are delivered to Purchaser, for a period of six years after the Closing Date (or for a longer period reasonably requested by Sellers); provided, that Purchaser may destroy or otherwise dispose of any such records prior to such date if Purchaser furnishes Sellers with 30 days notice thereof and affords Sellers the opportunity to take possession thereof; provided further, that if Sellers receive such a notice from Purchaser and thereafter deliver to Purchaser notice that Sellers desire to take possession of such records proposed for destruction or disposition, then Purchaser shall deliver such records to Sellers, at Sellers' expense.

         (b) Upon request made by any Seller to Purchaser after the Closing Date, Purchaser shall make such Purchased Products Records and any other records which are delivered to Purchaser hereunder available to such Seller for inspection and copying at Purchaser's facilities (or at such other locations at which such records may be located), at such Seller's expense, during regular business hours, in order to permit such Seller to:

               (i)  prepare for, dispute or respond to, any
         litigation, action, claim or proceeding, including, without limitation, audits in connection with Tax returns;

              (ii)  comply with governmental requirements
         applicable to such Seller; and

             (iii)  prepare for any dispute or respond to
         any inquiry, request, notice or other communication from any licensor under any of the Assigned
         Contracts or the Mixed License Agreements.

provided, however, that any such inspection pursuant to this Section shall be conducted in such a manner so as not to unreasonably interfere with the normal conduct of business by Purchaser.
         SECTION 6.09 Product Returns. Promptly following the Closing, Sellers shall provide Purchaser with a list of all Purchased Products which were (a) shipped and sold by or on behalf of any Seller prior to the Closing Date and as to which any Seller has authorized a return, and (b) not returned to Sellers on or prior to the Closing Date (the "WP Return List"). Any Purchased Products which are returned within sixty (60) days following the Closing Date and which cannot be otherwise identified as part of a shipment of any Seller or Purchaser, will be presumed to be solely for the account of Sellers and any credits or deductions taken by customers in connection therewith shall be solely for the account of Sellers. Any Purchased Products which are returned after sixty (60) days following the Closing Date and which cannot be otherwise identified as part of a shipment of any Seller or Purchaser, will be presumed to be solely for the account of Purchaser and any credits or deductions taken by customers in connection therewith shall be solely for the account of Purchaser. Purchaser shall purchase any such returned Purchased Products which are for the account of Sellers at a purchase price equal to the Cost Per Unit for such items; provided, however, that such returned Purchased Products are in good and merchantable condition and otherwise salable in the ordinary course of business. Any returned Purchased Products that are for the account of Sellers and that are not in good and merchantable condition and otherwise salable in the ordinary course of business shall be destroyed by Sellers.

         SECTION 6.10  Post-Closing Obligations.  (a)
Seller shall afford Purchaser the right to perform a quality audit of the Inventory described in the Closing Inventory
Statement at each of the locations where the Inventory is located.


         (b) Each party shall use reasonable efforts to forward promptly to the other any misdirected payments it may receive after the Closing.

         (c)  Purchaser agrees to pay to Sellers on
September 10, 1994, an amount equal to $75,000 in regard to reimbursement of an advance paid by Sellers pursuant to the agreement identified as item 3 on Schedule 2.01(a)(v)(II) less an amount equal to eight percent (8%) of the net shipments of the Purchased Products that Sellers have made to Shopko in calendar year 1994 through the Closing Date ("Sellers' 1994 Shopko Shipments"). Sellers shall provide Purchaser promptly after the Closing Date with a certificate setting forth the actual amount of Sellers' 1994 Shopko Shipments.

         SECTION 6.11 Tax Matters. The Purchase Price, together with the Assumed Liabilities, shall be allocated among such Purchased Assets as set forth in a Schedule that shall be prepared and agreed upon by the parties prior to or after the Closing, but, in any event, prior to the date that Purchaser's Federal income tax return for its 1994 fiscal year shall be required to be filed (the "Tax Allocation Schedule"), which will include, among other things, an allocation between Sellers. Sellers, on the one hand, and Purchaser, on the other hand, acknowledge and agree that, when prepared and agreed upon by Sellers and Purchaser, such allocation shall have been determined in accordance with the fair market value of the properties and in arm's length negotiations. All Federal, state and other tax returns prepared by Sellers or Purchaser shall be prepared on a basis consistent therewith, and no party shall voluntarily take any position inconsistent therewith upon examination of any such tax return, in any claim, in any tax litigation or otherwise with respect to such tax returns; provided, however, that such party may file a protective claim (by way of an amended return or otherwise) if, in connection with any examination of a tax return of a party other than the filing party, an adjustment to such allocation is proposed by any taxing authority which, if sustained, would entitle the non-filing party to take a different position for tax purposes than that agreed to herein. The parties shall cooperate in good faith in the preparation of any required returns or reports under the Code and any Canadian federal or provincial Tax statutes reflecting the foregoing.

         SECTION 6.12  Certain Obligations Relating to
Inventory, Molds and Other Items.

         (a)  Without limiting Sellers' obligations under
Section 6.02 with respect to the operations of the Purchased
Assets in the ordinary course between the date of this Agreement and the Closing, Sellers shall not sell any

Purchased Products at other than the usual discount or otherwise dispose of such Purchased Products, except in the ordinary course of Sellers' business as conducted prior to the date hereof and in accordance with agreements as in effect on the date hereof.

         (b) Sellers shall, promptly after the Closing, destroy all of the finished goods inventory and work in process inventory of the items set forth on Schedule
6.12(b). Promptly after the termination of the manufacturing and supply arrangement described in Article
VII and no later than December 15, 1994, Sellers shall destroy all finished goods inventory and work in process of items set forth in Schedule 2.01(a)(i) that are not purchased by Purchaser whether because the inventory produced is in excess of the amounts set forth in Schedule
2.01(a)(i) or the inventory is not in good and merchantable condition. Each Seller shall provide Purchaser with a certificate of the President of Seller which certifies that such finished goods inventory and work in process have been destroyed.

         (c) Sellers shall cancel and terminate, or cause to be canceled and terminated, effective as of the Closing
Date, the portion of any purchase orders from customers that relates to the Purchased Products.

         (d)  After the Closing and upon Purchaser's
request, Sellers shall deliver or cause to be delivered any of the Molds that are located in the United States to Purchaser's manufacturing facility in East Longmeadow, Massachusetts or to other facilities of Purchaser in the United States. Purchaser, on the one hand, and Sellers, on the other hand, shall each pay half of the costs incurred in connection with the delivery of such Molds to Purchaser's manufacturing facility in East Longmeadow, Massachusetts or to other facilities of Purchaser in the United States.

         SECTION 6.13  Delivery of Purchased Product
Records. Sellers shall be responsible at their own expense to deliver all of the Purchased Products Records to Purchaser's manufacturing facility in East Longmeadow, Massachusetts or to such other facility of Purchaser as Purchaser may reasonably direct or partially to East Longmeadow, Massachusetts and partially to such other of Purchaser's facilities as Purchaser shall reasonably direct.

         SECTION 6.14  Delivery of the Inventory.  Within
ten (10) days following the receipt by Purchaser of the Closing Inventory Statement, Sellers and Purchaser shall calculate the aggregate amount of freight charges which would have been incurred in the event that all of the Inventory (assuming that (i) all of the items of Inventory in the amounts set forth in the Closing Inventory Statement were delivered to common carriers designated by Purchaser and (ii) the permitted 90% - 110% range described in
Section 2.01(a)(i) did not apply) had been shipped to Purchaser's facility at East Longmeadow, Massachusetts on the Closing Date (the "Freight Charge"). Purchaser shall be entitled to a credit against the Purchase Price in an amount which is equal to fifty-percent (50%) of the Freight Charge.

         SECTION 6.15 Purchaser's Rights with Respect to Undelivered Assets. (a) From and after the Closing Date and until the sixth anniversary of the Closing Date, Purchaser may deliver to Sellers a notice ("Option Notice"), specifying a date (an "Option Closing Date") not less than thirty (30) days after the date of the Option Notice upon which Sellers shall transfer, assign, convey and deliver to Purchaser the Undelivered Assets of Sellers (the "Option Closing") for (i) any products set forth in Schedule 6.15 (the "Current Retained Products") and (ii) any games and puzzles which were previously but are not as of the date of this Agreement manufactured or sold by Sellers and which are in Sellers' archive (the "Archived Games and Puzzles").

         (b) For purposes of the Option and this Section 6.15, the following assets and properties of Sellers are the "Undelivered Assets" but only to the extent that any such assets and properties exist and are in Sellers' possession or control on any Option Closing Date:

              (i) all right, title and interest of Sellers, if any, under license agreements (including any master, mixed or combined license agreements) relating to the manufacture, marketing and sale of the Current Retained Products and the Archived Games and Puzzles (the "Section 6.15 Licenses"), including rights to the prepaid expenses thereto along the lines of Section 2.01(a)(vii);

              (ii) all finished goods inventory, if any, of Sellers that relates to the Current Retained
         Products, at Sellers' actual cost calculated on a basis comparable to the Cost Per Unit calculation or the Archived Games and Puzzles;

              (iii)  all molds, tools, dies and film,
         artwork and color reproductions (including jigs, assembly, line and test fixtures other than equipment which is commonly considered to be part of a general assembly line used to manufacture games and puzzles) which, in each case, are dedicated only to the manufacture and assembly of the Current Retained Products and the Archived
         Games and Puzzles;

              (iv)  all right, title and interest of Sellers

         with respect to any Intellectual Property Rights pertaining to the Current Retained Products and the Archived Games and Puzzles, except to the extent that the Intellectual Property Rights are owned by Sellers and extend beyond the games and puzzles businesses; and

              (v)  all records of the kind described in
         Section 2.01(a)(vi), for the Current Retained
         Products and the Archived Games and Puzzles.

         (c)  In connection with each Option Closing,
Sellers hereby agree:

              (i)  to seek any necessary third-party
         consents upon terms substantially similar to those agreed by Sellers and Purchaser in connection with the transfer of the Purchased Assets, or as otherwise reasonably agreed by Purchaser and Sellers;

              (ii) to make disclosures, representations and warranties comparable to those set forth in Article IV hereof and Section 7.09; provided, however, that all such representations and warranties shall be updated as to the then existing knowledge of Sellers as of such Option Closing Date and provided further that in regard to Section 4.07, no representations and warranties shall be made with respect to Archived Games and Puzzles and the representations and warranties with respect to Current Retained Products shall be made as of the Closing Date;

              (iii)  to execute and deliver to Purchaser
         such assignments, conveyances, documents and instruments and to take any other action reasonably requested by Purchaser to effect transfer to Purchaser of Sellers' rights in the Undelivered Assets to be transferred at such Option Closing;

              (iv)  to the extent that the Intellectual
         Property Rights are owned by Sellers and extend beyond the games and puzzles businesses, to license such rights to Purchaser under terms substantially similar to those of the Sellers-to-Purchaser Short-Term Trademark License Agreement and the Sellers-to-Purchaser Long-Term License Agreement; and

              (v) to indemnify Purchaser upon substantially the same terms as set forth in Article VIII hereof with respect to the Undelivered Assets sold, assigned, transferred and delivered, or licensed, at such Option Closing.


         (d) In connection with any Option Closing, Sellers shall disclose to Purchaser any liabilities of Sellers required to be assumed by Purchaser at such Option Closing in order to put Purchaser in the position of Sellers. If, after such disclosure has been made, Purchaser determines to proceed to such Option Closing, Purchaser shall assume all such liabilities, except for Product Liability Events for products that are sold or manufactured by Sellers prior to the Option Closing.

         (e) Sellers shall not be required to maintain any of the Section 6.15 Licenses in full force and effect, or to manufacture, distribute or sell any of the Current Retained Products or the Archived Games and Puzzles, or other property subject to the Option, and Sellers shall have no liability hereunder to Purchaser if any of the Section 6.15 Licenses shall lapse or terminate, or any of the Undelivered Assets shall become lost, damaged or destroyed prior to exercise of the Option; provided, however, that Sellers shall not intentionally transfer or destroy any of the Undelivered Assets without notifying Purchaser in writing and Purchaser shall, for a period not to exceed 10 business days following the date of such notice, have the right to exercise the Option with respect to such Undelivered Assets; provided, further, that Sellers shall have the right during the period from the Closing Date until the first anniversary thereof to transfer Current Retained Products in the ordinary course of business, including routine sales of large lots at heavily discounted prices.

         (f) From the first anniversary of the Closing Date until the sixth anniversary thereof, Sellers agree to notify Purchaser of any serious business discussion of Sellers regarding the sale, transfer and assignment to any Third Party of the Undelivered Assets with respect to any of the Current Retained Products and Purchaser shall, for a period not to exceed 10 business days following the date of such notice, have the right to exercise the Option with respect to such Undelivered Assets.

         SECTION 6.16  Further Assurances.

         (a) Sellers shall cooperate in an orderly transfer of the Purchased Assets to Purchaser. At or after the Closing Date, each Seller shall execute, acknowledge and deliver to Purchaser any deeds, assignments, conveyances and other assurances, documents and instruments reasonably requested by Purchaser, and will take any other action that may be reasonably requested by Purchaser, for the purpose of assigning, transferring, granting, conveying and confirming to Purchaser, or reducing to possession, any or all of the Purchased Assets or otherwise to effect the purposes and intent of this Agreement.


         (b) In the event that Purchaser identifies any information, documents, materials or items related to the Purchased Assets which it considers necessary or appropriate to facilitate Purchaser's operation of the Purchased Assets Sellers shall use their best efforts promptly to locate such information, documents, materials or other items and deliver the same to Purchaser. Following the Closing, Sellers shall, as promptly as practicable, forward to Purchaser any telephone calls, orders, notices, requests, inquiries and other communications relating to the Purchased Assets that they or their affiliates may receive.

         (c) At or after the Closing Date, Purchaser shall execute, acknowledge and deliver to Sellers any deeds, assignments, conveyances and other assurances, documents and instruments reasonably requested by Sellers, and will take any other action that may be reasonably requested by Sellers, for the purpose of the assumption by Purchaser of the Assumed Liabilities or otherwise to effect the purposes and intent of this Agreement.

                        ARTICLE VII.

             MANUFACTURING AND SUPPLY AGREEMENT

         SECTION 7.01 Agreement to Manufacture and Supply. Sellers hereby agree, from and after the Closing (i) until November 1, 1994, to manufacture, and (ii) until November 15, 1994, to package, and make available for shipment, such Purchased Products as are included in the Inventory. Sellers shall be responsible for providing sufficient plant facilities, raw materials, supplies, labor and equipment and maintaining any vendor relationships which may be necessary or advisable in order to satisfy their obligations under the terms of this Article VII. All Purchased Products shall be packaged by Sellers at Sellers' expense in standard master cartons.

         SECTION 7.02  Order.  Promptly following the
delivery of the Closing Inventory Statement by Sellers but in no event later than August 19, 1994, Purchaser shall deliver to Sellers an order for at least the difference (the "Difference") between the number of units of each item of Inventory set forth in the Closing Inventory Statement and the corresponding number of units of such item of Inventory set forth on Schedule 2.01(a)(i) (the "Order") and Sellers shall make a good faith effort to manufacture no more than the amounts of Inventory set forth in the Order; provided, however, that delivery of the Order shall not affect the rights and obligations of Purchaser, on the one hand, and Sellers, on the other hand, to purchase and sell the amounts of Inventory required to be purchased and sold pursuant to
Section 2.01.  Purchaser agrees that any part of the Order

for more than the Difference for any item shall be subject to Sellers' reasonable ability to manufacture said item at no incremental cost above the Cost Per Unit using reasonable lead times.

         SECTION 7.03  Prices of Manufactured Products.  The
purchase price for each Purchased Product described in the Order shall be the Cost Per Unit for such Purchased Product.

         SECTION 7.04  Purchaser's Instructions.  (a)
Purchaser shall from time to time instruct Sellers to have Purchased Products ready for pickup by submitting written instructions to Sellers four days prior to the pickup date. Each such written request shall specify the number of each Purchased Product to be shipped, Sellers' locations where the products will be picked up, the scheduled pickup date and Purchaser's designated common carrier. Purchaser shall designate the common carriers to be used for all shipments of Purchased Products and Purchaser shall be responsible for all freight charges incurred in connection with such deliveries. Each of Purchaser's designated common carriers shall use the "count and load" method of shipping whereby the common carrier shall assume responsibility for risk of loss and any discrepancies between the bill of lading and the products actually delivered. Sellers have indicated to Purchaser that they would like the Inventory which is currently located outside of Fayetteville, North Carolina to be used first. Purchaser agrees that it will use the Inventory located outside of Fayetteville, North Carolina (the "Outside Locations") for shipments to Purchaser's customers before using the Inventory located in Fayetteville, North Carolina provided that the Inventory to be shipped from the Outside Locations is available and, provided further, that if the Inventory to be shipped is available both in Fayetteville, North Carolina and at the Outside Locations, Purchaser will not designate Fayetteville, North Carolina as the location for pickup without prior consultation with and the reasonable agreement of Sellers.

         (b) Sellers agree that all the Inventory shall be manufactured on or prior to November 1, 1994. Purchaser shall not be required to purchase any Inventory that is not manufactured on or prior to November 1, 1994.

         (c) Upon Sellers' determination at any time that Sellers will be unable to produce at least 90% of the quantity of any Purchased Product identified on
Schedule 2.01(a)(i), Sellers shall promptly so advise
Purchaser.  In such event, Sellers agree to permit
Purchaser, and Purchaser may thereafter elect, by notice to Sellers hereunder, to manufacture such Purchased Product pursuant to the Sellers-to-Purchaser Short-Term Trademark
License Agreement.


         SECTION 7.05 Payment for Purchased Products; Reconciliation. Purchaser shall pay for any Purchased Products which have been accepted by Purchaser's designated common carrier on or prior to the tenth calendar day of the month following such acceptance; provided, however, that 75% of the cost of such shipments shall be applied against the Inventory Advance until the amount of the Inventory Advance is fully recouped by Purchaser. On or prior to December 15, 1994, Purchaser and Sellers shall reconcile their respective accounts against the bills of lading for the Purchased Products and any applicable accounting and sales records. Purchaser agrees to pay to Sellers the full amount of the Inventory Value for all Inventory delivered to Purchaser's common carriers in accordance with the terms of this Agreement; and Sellers agree to pay to Purchaser any amounts that Purchaser may have paid to Sellers that exceed the Inventory Value for all Inventory delivered to Purchaser's designated common carriers in accordance with the terms of this Agreement. Any outstanding amounts which are owed under Article VII by Purchaser, on the one hand, and Sellers, on the other hand, may be netted against each other.

         SECTION 7.06 Risk of Loss. Sellers shall bear the risk of damage to or deterioration or loss of any Inventory or Purchased Products purchased by Purchaser pursuant to the terms of this Agreement until such Purchased Products are properly delivered into the possession of Purchaser's designated common carrier and accepted by such common carrier. Sellers shall be responsible for all costs associated with misshipments caused by any Seller including, without limitation, any additional freight, handling and storage costs.

         SECTION 7.07  Conduct Consistent with Past
Practice. In connection with the performance of their obligations under this Article VII, Sellers agree to conduct their business operations consistent with Sellers past practices, including (i) providing for insurance coverage at current levels, (ii) providing that the Purchased Products manufactured by Sellers on behalf of Purchaser shall satisfy Sellers' quality standards and (iii) taking periodic cycle counts of the Purchased Products. Sellers shall provide Purchaser with copies of all documentation reasonably requested by Purchaser concerning Sellers' performance under this Article VII.

         SECTION 7.08  Handling Charge.  Purchaser shall pay
Sellers handling charges as set forth on Schedule 7.08 for Purchased Products delivered in accordance herewith.

         SECTION 7.09  Representations and Warranties.


         (a) On the date of each delivery of Inventory by Sellers to Purchaser's designated common carrier, Seller shall transfer good and marketable title to such Inventory, free and clear of all Encumbrances.

         (b) On the date of each delivery of Inventory by Sellers to Purchaser's designated common carrier, all of such Inventory shall be in good and merchantable condition, in conformity with applicable voluntary Toy Manufacturing
Standards of the Toy Manufacturer's Association promulgated on or before the Closing Date, and suitable and usable or salable in the ordinary course of business for the purpose for which intended.

         (c) Schedule 2.01(a)(i) sets forth the unit cost with respect to each item of Inventory listed thereon, which, in each case, represents no more than the actual cost, exclusive of handling and freight to Purchaser or Purchaser's customers, to Sellers of such item or for the manufacture of such item, as the case may be, as determined in accordance with generally accepted accounting principles applied on a basis consistent with Sellers' past practices
(such cost per unit of Inventory is herein called the "Cost
Per Unit").

              SECTION 7.10  Access to Sellers' Facilities;
Information. Sellers will afford Purchaser and its representatives access to all of Sellers' locations during working hours and permit Purchaser to observe the manufacturing, assembly and warehousing operations of Sellers. Purchaser and its representatives shall be permitted to examine any finished goods inventory of Purchased Products as well as work in process and materials used in connection with the manufacture and distribution of the Purchased Products.

              SECTION 7.11  Force Majeure.  Sellers shall
not be liable for any failure to perform any obligation set forth in this Article VII arising or resulting from events outside Sellers' control, including, without limitation,
(i) the failure of any of Sellers' vendors in Southeast Asia to perform their respective obligations made to Sellers,
(ii) war, riot, revolution, piracy or sabotage; (iii) natural disasters, including storms, cyclones, earthquakes, floods or destruction by lightning or otherwise; and (iv) boycotts, strikes or lock-outs of any kind, work slowdowns and work stoppages affecting Sellers' business operations; provided, however, that Purchaser shall not be required to purchase any Inventory of Sellers produced in the United States unless it is packaged and available for shipment by November 15, 1994.

                        ARTICLE VIII.


                       INDEMNIFICATION

         SECTION 8.01  Indemnification By Sellers.

         (a) Each of Sellers shall be jointly and severally liable to Purchaser for, and shall indemnify, reimburse, hold harmless, protect and defend Purchaser from any and all Purchaser's Damages (as defined in Section 8.01(b)), without duplication, in the manner and to the extent set forth in this Section 8.01.

         (b) The term "Purchaser's Damages" shall include all Damages sustained by Purchaser, its officers, directors, employees, affiliates, successors or assigns (collectively, the "Purchaser Indemnified Parties") (provided that no provision of any of the following clauses shall limit the scope of any other such clause) arising out of, by reason of, in connection with, or resulting from:

              (i)  any misrepresentation or breach of
         warranty by any Seller contained in Article IV of this Agreement;

              (ii)  any default by any Seller in the
         performance of any of the covenants or obligations that such Seller is required to perform under this Agreement or under any certificate, instrument or agreement delivered to Purchaser pursuant to or in connection with this Agreement;

              (iii) any claim, dispute, setoff or deduction by any customer of any Seller against any receivable of any of the Purchaser Indemnified Parties from such customer on account of any claim, dispute, setoff or deduction by such customer against any Seller;

              (iv)  any failure to comply with the
         Bulk Sales Laws or similar law of any
         jurisdiction, or any claim or levy by any Person against Purchaser, its successors or assigns, or the Purchased Assets that is based upon or arises in connection with the Bulk Sales Laws of any jurisdiction;
         and

              (v)  any of the Retained Liabilities.

provided, however, that, Sellers shall not be required to pay any Purchaser's Damages arising under Section 8.01(b)(i), unless and until the aggregate amount of all Purchaser's Damages shall have exceeded $300,000, in which event Purchaser shall be entitled to indemnification for all of Purchaser's Damages under Section 8.01(b)(i).


         (c) The representations and warranties of Sellers set forth in Article IV shall survive the Closing for a period of two (2) years after the Closing Date. Any claim for Purchaser's Damages which is made by Purchaser under
Section 8.01(b)(i) must be made within such two-year period following the Closing Date. Any claim or demand against Sellers arising out of Section 8.02(b)(i) of which notice has been given pursuant to Section 8.03 at or prior to the expiration of the two-year survival period shall continue to be subject to indemnification hereunder notwithstanding the expiration of such survival period.

         (d) Except as otherwise provided in Section 8.01, Sellers' obligations hereunder with respect to Purchaser's Damages shall remain in effect indefinitely, and, as between Purchaser, on the one hand, and Sellers, on the other hand, each Seller hereby expressly waives any defense to any claim by a Purchaser Indemnified Party with respect thereto which defense is based upon the applicable statute of limitations; provided, however, that nothing herein shall constitute a waiver by any Seller of its rights to assert the statute of limitations as a defense against any Third Party.

         (e) The aggregate amount of Purchaser's Damages to be paid by Sellers with respect to Purchaser's Damages arising under Section 8.01(b)(i) shall not exceed the amount of the Purchase Price.

         SECTION 8.02  Indemnification by Purchaser.

         (a) Purchaser shall be liable to Sellers for, and shall indemnify, reimburse, hold harmless, protect and defend each Seller for and from any and all Sellers' Damages (as defined in Section 8.02(b)), without duplication, in the manner and to the extent set forth in this Section 8.02.

         (b) The term "Sellers' Damages" shall include all Damages sustained by any Seller, its officers, directors, employees, affiliates, successors or assigns (collectively, the "Seller Indemnified Parties"), prior to any reimbursement therefor (provided that no provision of any of the following clauses shall limit the scope of any other such clause) arising out of, by reason of, in connection with, or resulting from:

              (i)  any misrepresentation or breach of
         warranty by Purchaser contained in Article V of this Agreement;

              (ii)  any default by Purchaser in the
         performance of any of the covenants or obligations that Purchaser is required to perform under this Agreement or under any certificate, instrument or agreement delivered to Sellers pursuant to or in connection with this Agreement;

              (iii)  any Assumed Liability; and

              (iv)  the conduct of the businesses of
         Purchaser, the ownership or use of Purchaser's assets or properties, or the manufacture or sale of its goods or products after the Closing Date, except to the extent the liability therefor constitutes a Retained Liability.

provided, however, that Purchaser shall not be required to pay any Sellers' Damages arising under Section 8.02(b)(i) unless and until the aggregate amount of all Sellers' Damages shall have exceeded $300,000, in which event Sellers shall be entitled to indemnification for all of Sellers' Damages under Section 8.02(b)(i).

         (c)  The representations and warranties of
Purchaser set forth in Article V shall survive the Closing for a period of two (2) years after the Closing Date. Any claim or demand against Sellers arising out of Section
8.02(b)(i) of which notice has been given pursuant to
Section 8.03 at or prior to the expiration of the two-year survival period shall continue to be subject to indemnification hereunder notwithstanding the expiration of such survival period.

         (d)  Except as otherwise provided in this
Section 8.02, Purchaser's obligations hereunder with respect to Sellers' Damages shall remain in effect indefinitely, and, as between Sellers, on the one hand, and Purchaser, on the other hand, Purchaser hereby expressly waives any defense to any claim by a Seller Indemnified Party with respect thereto which defense is based upon the applicable statute of limitations; provided, however, that nothing herein shall constitute a waiver by Purchaser of its rights to assert the statute of limitations as a defense against any Third Party.

         (e) The aggregate amount of Sellers' Damages to be paid by Purchaser with respect to Sellers' Damages arising under Section 8.02(b)(i) shall not exceed the amount of the Purchase Price.

         SECTION 8.03  Notification; Legal Proceedings.

         (a) If any legal proceeding shall be instituted, or any claim or demand made, against an indemnitee in respect of which an indemnitor may be liable hereunder, then such indemnitee shall give prompt written notice thereof to the indemnitor. The indemnitor shall have the right, in its sole discretion, to settle any such legal proceeding, claim or demand; provided, however, that the indemnitor shall not, without the written consent of the indemnitee, settle any such proceeding, claim or demand or consent to an entry of judgment which does not include as an unconditional term thereof a release of the indemnitee from all liability arising in connection with such proceeding, claim or demand. The indemnitee, at its expense, may participate in any such legal proceeding and the negotiation and settlement of any such claim or demand.

         (b)  If the amount of Purchaser's Damages or
Sellers' Damages paid, at any time subsequent to such payment, shall be reduced by any recovery, settlement or otherwise (including by any insurance payment or settlement), then the amount of such reduction, less any expense incurred by the party receiving such recovery in connection therewith, promptly shall be repaid to the indemnitor.

         (c) Sellers and Purchaser shall consult and use their best efforts to cooperate in resolving questions regarding Purchaser's Damages or Sellers' Damages. If either Sellers or Purchaser shall believe that it has a claim under this Article VIII, then such person shall give prompt notice of such claim to the other party, specifying in reasonable detail the nature of Purchaser's Damages or Sellers' Damages for which payment is claimed, the Section or Sections of this Agreement upon which such claim is based and the amount payable in respect thereof. The party seeking indemnification shall provide to the indemnitor copies of such notices, service of process, pleadings and other pertinent written information and communications that such indemnitee has received or thereafter receives in connection with the matter on which its claim is based.

         (d) Notwithstanding the provisions of Section 8.03(a) or 8.03(b), if any indemnitee shall fail promptly to notify the indemnitor of such a legal proceeding or of such a claim, then such indemnitee shall not be barred from recovery hereunder with respect to such claim except only to the extent that the indemnitor with respect thereto has been prejudiced or has incurred damages directly as a result of such delay. For purposes of this Section, each Seller hereby irrevocably designates and appoints the Guarantor as the agent for such Seller to accept or receive on behalf of such Seller any notice, demand or claim given or made hereunder, and any such notice, demand or claim shall be deemed to have been duly given or made hereunder by a Purchaser Indemnified Party when given or made to the Guarantor in accordance with Section 11.02.

         (e) To the extent, if any, that the same factual bases give rise both to a claim for indemnity by a Purchaser
Indemnified Party against a Seller (for example for the

period during which a Seller owned or controlled the Purchased Assets prior to the Closing) and a claim for indemnity by a Seller Indemnified Party against Purchaser
(for example for the period during which Purchaser owned or controlled the Purchased Assets after the Closing) each party will ultimately pay and be liable to the other for that portion of such factual bases for which it is responsible hereunder.

                         ARTICLE IX.

                         CONDITIONS

         SECTION 9.01  Conditions to Obligations of
Purchaser. The obligation of Purchaser to purchase the Purchased Assets and assume the Assumed Liabilities and otherwise to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions (any of which may be waived, in whole or in part, by Purchaser in its sole discretion):

         (a) the receipt of all of documents, instruments and agreements identified in Section 3.02 hereof;

         (b) The representations and warranties of Sellers contained in this Agreement (including the Schedules and Exhibits hereto), or in any certificate or document delivered to Purchaser hereunder shall be true in all respects on the Closing Date as if made again on and as of the Closing Date. Sellers shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date. No material adverse change shall have occurred in the financial condition or operations of the Purchased Assets or the manufacture and sale of the Purchased Products as at the Closing Date from the condition thereof as at the date of this Agreement.

         (c)  There shall not be any statute, rule or
regulation promulgated or enacted which makes it illegal for consummation of the transactions contemplated hereby; there shall not be any order or judgment enjoining, restraining or prohibiting or assessing substantial damages in respect of, consummation of the transactions contemplated hereby; there shall not be any suit, claim, action or proceeding instituted by any Person which seeks to enjoin, restrain, prohibit or to assess substantial damages in respect of, consummation of the transactions contemplated hereby or which would impair the ability of Purchaser to own and control the Purchased Assets after the Closing; provided, however, that the existence of the currently pending suit described on Schedule 9.01(c) shall not constitute a condition to Purchaser's obligations hereunder so long as such suit is not amended after the date hereof in a manner that expands the claims or relief or increases the damages sought therein as of the date hereof.

         (d) Sellers shall have received, or received evidence satisfactory to Purchaser (in its sole discretion) of, all written consents, authorizations and approvals required by any applicable law, rule or regulation or by contract or otherwise of any Federal, commonwealth or state governmental or administrative body or any Third Party respecting the sales, conveyances, transfers and assignments of the Purchased Assets to Purchaser pursuant to the provisions of this Agreement, including all Required Consents. Sellers shall have furnished copies of such consents, authorizations and approvals to Purchaser.

         (e)  Each of the parties under each Mixed License
Agreement shall have consented to the assignment by Sellers of their obligations thereunder, to the extent related to Purchased Products, to Purchaser.

         (f) On the Closing Date, Purchaser shall have been furnished with a certificate of each Seller, dated the Closing Date, certifying in such detail as Purchaser may reasonably request to the fulfillment of the foregoing conditions in subparagraphs (b), (c) and (d) of this Section 9.01.

         (g) Purchaser shall have received the Opinion of Counsel for Sellers, dated the Closing Date, properly completed and signed.

         SECTION 9.02 Conditions to Obligations of Sellers. The obligations of Sellers to sell the Purchased Assets and otherwise to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions (any of which may be waived, in whole or in part, by Sellers in their sole discretion):

         (a) Purchaser shall have tendered to Sellers the Closing Payment in accordance with Section 2.04(b)(i) hereof.

         (b) Purchaser shall have executed and delivered the Bill of Sale, Assignment and Assumption Agreement.

         (c)  The representations and warranties of
Purchaser contained in this Agreement (including the Schedules and Exhibits hereto), or in any certificate or document delivered to Sellers hereunder shall be true in all respects on the Closing Date as if made again on and as of the Closing Date. Purchaser shall have duly performed and complied with all agreements and conditions required by this

Agreement to be performed or complied with by it on or before the Closing Date.

         (d) On the Closing Date, Sellers shall have been furnished with a certificate of Purchaser, dated the Closing Date, certifying in such detail as Sellers may reasonably request to the fulfillment of the foregoing conditions in subparagraph (c) of this Section 9.02.

         (e) Sellers shall have received the Opinion of Counsel for Purchaser, dated the Closing Date, properly completed and signed.

                         ARTICLE X.

                  TERMINATION OF AGREEMENT

         SECTION 10.01  Termination.  This Agreement and the
transactions contemplated hereby may be terminated at any time prior to the Closing Date as follows:

         (a) by mutual written consent of Sellers and Purchaser;

         (b) by either Purchaser or Sellers in the event that the Closing does not take place prior to the close of business on August __, 1994; provided, however, that the party seeking to terminate this Agreement pursuant to this
Section 10.01(b) shall be permitted to do so only if the failure to close shall not have resulted from the failure or breach by such party with respect to any of the terms of this Agreement or from the inaccuracy of any representation or warranty of such party;

         (c) by Purchaser, by notice to Sellers at any time, if satisfaction of one or more of the conditions specified in Section 9.01 is or becomes impossible or impracticable and such condition has not been waived by Purchaser;

         (d) by Sellers, by notice to Purchaser at any time, if satisfaction of one or more of the conditions specified in Section 9.02 is or becomes impossible or impracticable and such condition has not been waived by Sellers.

         SECTION 10.02  Effect of Termination.  If this
Agreement shall be terminated pursuant to Section 10.01 hereof, all further obligations of Purchaser and Sellers under this Agreement shall terminate without further liability of any party hereto, except that the parties' obligations under Sections 6.03 and Article VIII shall survive such termination, and no termination shall relieve any party of liability for any breach of warranty, obligation, covenant or agreement of such party or for any misrepresentation by such party hereunder.

                         ARTICLE XI.

                        MISCELLANEOUS

         SECTION 11.01  Expenses.  (a)  All legal and other
costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         (b) Notwithstanding Section 11.1(a), Sellers, on the one hand, and Purchaser, on the other, shall divide equally the cost of any transfer, conveyance or recording taxes or charges assessed or payable as a result of the sale, conveyance, transfer and assignment of the Purchased
Assets to, or the assumption of the Assumed Liabilities by, Purchaser.

         SECTION 11.02  Notices.  (a)  All notices,
requests, consents and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, or sent by telecopy or other telecommunications device capable of creating a written record to the parties at the following addresses:

         if to Purchaser, to:

              Hasbro, Inc.
              32 West 23rd Street
              New York, New York  10010
              Telephone: (212) 645-2400
              Telecopy:  (212) 741-0663
              Attention:  Mr. Barry J. Alperin
                          Vice Chairman

         with copy to:

              Hasbro, Inc.
              32 West 23rd Street
              New York, New York  10010
              Telephone: (212) 645-2400
              Telecopy:  (212) 741-0663
              Attention:  Phillip H. Waldoks, Esq.
                          Senior Vice President -
                          Corporate Legal Affairs

         and a copy to:

              Hasbro, Inc.
              1027 Newport Avenue
              Pawtucket, Rhode Island  02862
              Attention:  General Counsel

              Telephone:  (401) 431-8691
              Telecopy:   (401) 727-5089

         if to either Seller or both Sellers, to Guarantor
(the "Contact Seller"):

              Western Publishing Group, Inc.
              444 Madison Avenue
              New York, New York  10022
              Telephone: (212) 688-4500
              Telecopy:  (212) 888-5025
              Attention: Richard A. Bernstein
                         Chairman and Chief
                         Executive Officer

         with copies to

              Western Publishing Company, Inc.
              444 Madison Avenue
              New York, New York  10022
              Telephone: (212) 688-4500
              Telecopy:  (212) 888-5025
              Attention: James A. Cohen, Esq.
                         Senior Vice President -
                         Legal Affairs

         and:

              Western Publishing Company, Inc.
              1220 Mound Avenue
              Racine, WI
              Telephone: (414) 631-5253
              Telecopy:  (414) 631-1862
              Attention:  Dale C. Gordon, Esq.
                          Vice President and General Counsel

         and:

              Morgan, Lewis & Bockius
              101 Park Avenue
              New York, New York  10178
              Telephone: (212) 309-6000
              Telecopy:  (212) 309-6273
              Attention:  Mitchell N. Baron, Esq.

or such other address or telecopy number as such party may hereafter specify by notice to the other party. Each such notice, request or other communication shall be effective
(i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 11.02, provided such telecopy is deposited in the U.S. mail properly addressed as required by this Section 11.02, (ii) if given by U.S. mail, on the fifth business day after the deposit thereof in the mail, postage prepaid and properly addressed to the address specified in this Section 11.02,
(iii) if sent by overnight courier, on the second business day after the delivery thereof to a reputable, nationally recognized courier service, and (iv) if given by hand, when delivered at the address specified in this Section 11.02.

         (b) Each Seller appoints Western Publishing Group, Inc. as "Contact Seller" and hereby constitutes and appoints the Contact Seller as such Seller's agent and attorney-in-fact for purposes of executing and delivering all consents, approvals and authorizations hereunder or in connection herewith by such Seller, and any such consent, approval or authorization so executed by the Contact Seller shall constitute the legal, valid and binding agreement of such Seller.

         SECTION 11.03  Binding Effect; Assignment.  This
Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Neither party may assign any of its rights or delegate any of its duties under this Agreement without the written consent of the other party, except that Purchaser may assign the right to purchase the Purchased Assets, in whole or in part, to any direct or indirect subsidiaries of Purchaser, provided, that Purchaser shall remain liable for all of Purchaser's obligations set forth in this Agreement.
The parties hereby agree that the Purchased Assets located in Canada will be assigned and transferred to Hasbro Canada
Inc., a wholly owned subsidiary of Purchaser.

         SECTION 11.04  Amendments.  This Agreement may only
be amended by written agreement of Purchaser and Sellers.

         SECTION 11.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

         SECTION 11.06 Entire Agreement. This Agreement and the documents and exhibits described herein, or attached or delivered pursuant hereto, together with a side letter agreement(s) among the parties hereto of even date herewith, set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby, and supersedes all prior letters of intent, agreements, arrangements and understandings relating to the subject matter hereof.

         SECTION 11.07  Headings.  The article and section
headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not affect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections, Schedules and Exhibits are to articles and sections of, and to schedules and exhibits to, this Agreement unless otherwise indicated.

         SECTION 11.08 Joint and Several Obligations. The obligations of Sellers under this Agreement are joint and several, and Purchaser may pursue, enforce, seek, obtain and recover any Damages with respect to which any Seller is liable hereunder from any one Seller or from any combination of Sellers.

         SECTION 11.09  Governing Law.  This Agreement and
(unless otherwise provided) all amendments hereof, and waivers and consents hereunder, shall be governed by, and construed in, accordance with the laws of the State of New
York applicable to agreements made and to be wholly performed within such state.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on behalf of each of the parties hereto as of the day and year first above written.

                           WESTERN PUBLISHING COMPANY, INC.

                           By:  /s/ James A. Cohen
                               ---------------------
                           Name: James A. Cohen
                           Title: Vice President

                           WESTERN PUBLISHING (CANADA), LTD.

                           By:  /s/ James A. Cohen
                               ---------------------
                           Name: James A. Cohen
                           Title: Vice President

                           HASBRO, INC.

                           By:  /s/ Barry J. Alger
                               ---------------------
                           Name: Barry J. Alger
                           Title: Vice Chairman

                    GUARANTOR'S GUARANTEE

              Western Publishing Group, Inc., a Delaware corporation ("Guarantor"), hereby irrevocably and unconditionally guarantees to Purchaser, its successors and assigns, the full, faithful and prompt payment and performance, as and when due, by each Seller of each of its obligations, undertakings and agreements under the foregoing Asset Purchase and Supply Agreement, including, without limitation, its obligations under Articles II, VII and VIII thereof. The foregoing guarantee of Guarantor shall remain in effect without regard to, and shall not be released, discharged, terminated or diminished as a result of, any condition or event that might constitute a release, discharge, termination of a guarantee by a guarantor, including any subsequent amendment, supplement or modification to such Asset Purchase Agreement or any other agreement.

                           WESTERN PUBLISHING GROUP, INC.

                           By:  /s/ James A. Cohen
                               ----------------------
                           Name: James A. Cohen
                           Title: Vice President